Exhibit 10.3

PERRIGO COMPANY
U.S. SEVERANCE POLICY
Amended and Restated Effective November 12, 2015
ARTICLE I
 INTRODUCTION
Perrigo Company (the "Company") hereby establishes the Perrigo Company U.S. Severance Policy (the "Policy"), originally effective December 1, 2013 and amended and restated effective November 12, 2015, for the benefit of certain "Eligible Employees" of the Company and certain Affiliates specified by the Company.  The Policy is intended to apply to United States based "Employees," as described herein.  The Policy shall be binding on any successor to all or substantially all of the Company's assets or business.  Except as otherwise provided herein, the Policy supersedes any prior formal or informal severance plans, programs or policies of the Company or its Affiliates covering Eligible Employees.
ARTICLE II
DEFINITIONS
2.1            "Act" means the Irish Companies Act 1963, as amended from time to time. References to any provision of the Act shall be deemed to include successor provisions thereto and regulations thereunder.
2.2            "Affiliate" means any member of the group of corporations, trades or businesses or other organizations comprising the "controlled group" with Perrigo Company under Code Section 414.
2.3            "Cause" means, as determined by the Administrator in its sole discretion:
(a)	The commission of an act which, if proven in a court of law, would constitute a felony violation under applicable criminal laws;
(b)	A breach of any material duty or obligation imposed upon the Employee by the Company;
(c)	Divulging the Company's confidential information, or breaching or causing the breach of any confidentiality agreement to which the Employee or Company is a party;
(d)	Engaging or assisting others to engage in business in competition with the Company;
(e)	Refusal to follow a lawful order of the Employee's superior or other conduct which the Administrator determines to represent insubordination on the part of the Participant; or
(f)	Other conduct by the Employee which the Administrator, in its discretion, deems to be sufficiently injurious to the interests of the Company to constitute cause.
Notwithstanding the foregoing, following a Change in Control, "Cause" means (i) the Employee is convicted of a felony, (ii) the Employee's breach of any material duty or obligation imposed upon the Employee by the Company that results in material, demonstrable harm to the Company, or (iii) the Employee divulges the Company's confidential information or breaches or causes the breach of any confidentiality agreement to which the Employee or Company is a party.

2.4            "Change in Control" means:
(a)
The consummation of a merger or consolidation of Perrigo Company plc with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Perrigo Company plc immediately prior to such merger, consolidation or other reorganization;

(b)	The sale, transfer or other disposition of all or substantially all of the assets of Perrigo Company plc;
(c)
Individuals who as of the effective date of the Policy constitute the Board of Directors of Perrigo Company plc (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors of Perrigo Company plc; provided, however, that any individual who becomes a director of Perrigo plc subsequent the above date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors; but, provided further that any such person whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of Perrigo Company plc, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(d)
A transaction as a result of which a person or company obtains the ownership directly or indirectly of the ordinary shares in Perrigo Company plc carrying more than fifty percent (50%) of the total voting power represented by Perrigo Company plc's issued share capital in pursuance of a compromise or arrangement sanctioned by the court under Section 201 of the Act or becomes bound or entitled to acquire ordinary shares in Perrigo Company plc under Section 204 of the Act; or

(e)
Any transaction as a result of which any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Perrigo plc representing at least fifty percent (50%) of the total voting power represented by Perrigo Company plc's then outstanding voting securities (e.g., issued shares).  For purposes of this subsection (e), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Perrigo Company plc or of any subsidiary of Perrigo Company plc, and (ii) a company owned directly or indirectly by the shareholders of Perrigo Company plc in substantially the same proportions as their ownership of the ordinary shares of Perrigo Company plc.

2.5            "Code" means the Internal Revenue Code of 1986, as amended.
2.6            "Company" means Perrigo Company, an indirect wholly-owned subsidiary of Perrigo Company plc.
2.7            "Comparable Position" means a position either with the Company or any of its Affiliates or with a successor or transferee of all or a part of the business of the Company or Affiliate, on terms which do not cause a Significant Reduction in Scope or Base Compensation and do not entail a Relocation.  Prior to a Change in Control, such determination will be made by the Administrator in its sole discretion.
2.8            "Confidential Information" means trade secrets and other propriety information of an Employer or any Affiliate.  Such information includes, but is not limited to, internal financial information, marketing plans, customer and dealer data, names or lists of suppliers, new product plans, inventions, pending patent applications, product styles, manufacturing data and information, technical improvements, processes, methods, formulas, drawings, photographs, systems, machine readable records, flow charts, source decks, models, compilations, lists of employees, organization charts, computer software, databases, strategic plans, pricing information and customer lists.  If an Eligible Employee entered into a separate confidentiality or proprietary rights agreement with an Employer or any Affiliate, the term "Confidential Information" for purposes of this Policy shall have the meaning ascribed to any such term or concept as it is defined under, or used in, the separate agreement.
2.9            "Eligible Employee" means each Employee who is not (i) covered by a written employment agreement that contains a severance provision, or covered by a written severance agreement (for the duration of that agreement); (ii) classified as "temporary," including without limitation, anyone classified as an "intern" or "co-op"; (iii) a consultant; (iv) a "leased employee" as defined in Code Section 414(n); or (v) a person performing services for an Employer on a contract basis or as an independent contractor or consultant or through a purchase order, supplier agreement or any other form of agreement that the Employer enters into for services, regardless of whether any of the above such individuals set forth in (iii), (iv) or (v) are subsequently determined by the Internal Revenue Service, the U.S. Department of Labor or a court to be Employees.
2.10            "Employee" means any employee of an Employer who is regularly scheduled to work thirty-five (35) hours or more per calendar week for the Employer.
2.11            "Employer" means the Company and each U.S. Affiliate of the Company.
2.12            "Exchange Act" means the Securities Exchange Act of 1934, as amended.
2.13            "Involuntary Termination" means the involuntary termination of an Eligible Employee's employment by the.  The term Involuntary Termination includes (i) a termination effective when the Eligible Employee exhausts a leave of absence during, or at the end of, a WARN Notice Period, and (ii) a situation where an Eligible Employee on an approved leave of absence during which the Employee's position is protected under applicable law (e.g., a leave under the Family Medical Leave Act), returns from such leave, and cannot be placed in employment with the Employer.

2.14            "Policy" means the Perrigo Company U.S. Severance Policy, as set forth herein and as it may be amended from time to time.
2.15            "Relocation" means a material change in the geographic location at which the Eligible Employee is required to perform services.  Such change in an Eligible Employee's primary job site will be considered material if (i) for Eligible Employees other than field-based sales representatives (or similar field-based positions), the new location increases the Eligible Employee's commute between home and primary job site by at least thirty (30) miles, or (ii) in the Company's reasonable opinion, the new location requires that the Eligible Employee move his/her home to a new location at least thirty (30) miles away from the Eligible Employee's home immediately prior to the change.
2.16            "Severance Date" means the final day of employment with the Employer which date shall be communicated in writing by the Employer to the Employee.
2.17            "Significant Reduction in Scope or Base Compensation" means a material diminution in the Eligible Employee's authority, duties or responsibilities or a material diminution in the Eligible Employee's base compensation or incentive compensation opportunities.  Prior to a Change in Control, the Administrator, in its sole discretion, will determine whether an Eligible Employee experiences a "Significant Reduction."  In the event of a Relocation or a Significant Reduction in Scope or Base Compensation, the Eligible Employee must provide his/her Employer with written notice within ninety (90) days after the occurrence of such event.  The Employer shall then have thirty (30) days to cure such event.  In the event the Employer fails to cure the event within the thirty (30) day period, the Eligible Employee's Severance Date shall occur on the thirty-first (31st) day following the Employer's receipt of such written notice.
2.18            "Triggering Event" means an Involuntary Termination, Relocation or Significant Reduction in Scope or Base Compensation.
2.19            "WARN Act" means the Worker Adjustment and Retraining Notification Act.
2.20            "WARN Notice Date" means the date the Employer is required to notify an Eligible Employee pursuant to the WARN Act or similar state law that he/she is to be terminated from employment with the Employer in conjunction with a "plant closing" or "mass layoff" as described in the WARN Act or similar state law.
2.21            "WARN Notice Period" means the sixty (60) consecutive calendar day period, or other applicable period under similar state law, commencing on an Eligible Employee's WARN Notice Date.
2.22            "Week of Pay" shall be determined based on the Eligible Employee's status as a salaried or hourly Employee.  If the Eligible Employee is a salaried Employee, Week of Pay shall be the Eligible Employee's regular weekly base salary compensation rate in effect on his/her Severance Date.  If the Eligible Employee is an hourly Employee, Week of Pay shall be the Eligible Employee's regular hourly base compensation rate multiplied by his/her regularly scheduled number of hours worked per week in effect on his/her Severance Date.  If an Eligible Employee's Triggering Event is a Significant Reduction in Scope or Base Compensation, "Week of Pay" under the Policy will be determined without regard to such reduction.

2.23            "Years of Service" shall be determined in accordance with the Employer's personnel records. An Eligible Employee shall receive credit for a Year of Service for each twelve (12) month period of active service with the Employer.  For partial years of employment, the Eligible Employee shall receive credit for a full Year of Service if he/she completes at least six (6) full months of active service.  If an Eligible Employee has not completed at least six (6) full months of active service during a partial year, he/she shall not receive credit for a Year of Service.
ARTICLE III
 ELIGIBILITY
3.1            Conditions of Eligibility.  To be eligible for benefits as described in Article V, the Eligible Employee must (i) remain an Employee through the Severance Date, (ii) through the Severance Date, fulfill the normal responsibilities of his/her position, including meeting regular attendance, workload and other standards of the Employer, as applicable, and (iii) submit the signed Waiver and Release Agreement required by the Administrator on, or within forty-five (45) days after, his/her Severance Date or receipt of the Waiver and Release Agreement (whichever occurs later) and not revoke the signed Waiver and Release Agreement.
3.2            Conditions of Ineligibility.  An otherwise Eligible Employee shall not receive severance pay or severance benefits under the Policy if:
(a)	the Employee ceases to be an Eligible Employee as defined by the Policy, other than as a result of a Triggering Event;
(b)	the Employee terminates employment with the Employer by reason of death;
(c)	the Employee terminates employment with the Employer for Cause as defined in Section 2.3;
(d)	the Employee terminates employment with the Employer through job abandonment;
(e)
other than as set forth in Section 2.14(ii), the individual is no longer an Employee and is receiving long-term disability benefits from the Employer (as determined under the applicable Employer long-term disability plan) as of the date the Triggering Event would have occurred had the individual been an Employee on such date;

(f)
the Employee is employed in an operation, division, department or facility, that is sold, leased or otherwise transferred, in whole or in part, from an Employer, and the Employee accepts any position with the new owner/operator, or the Employee is offered a Comparable Position by the new owner/operator;

(g)
the Employee gives notice of his/her voluntary termination (other than pursuant to Section 2.15 or Section 2.17) prior to his/her Severance Date or the effective date of a sale, lease or transfer of an operation, division, department or facility, as described in Section 3.2(f), regardless of the effective date of such termination;

(h)
the Employee terminates from employment with the Employer and is eligible to receive severance benefits under another group reorganization/restructuring benefit policy or severance program sponsored by the Company or any of its Affiliates, in which event the Employee will receive severance under this Policy or the other policy or program, whichever provides the greater benefit;

(i)	the Employee is offered a Comparable Position from an Employer, or accepts any position with an Employer, even if it is not a Comparable Position;
(j)	the Employee experiences a Triggering Event after the Policy is terminated;
(k)	the Employee does not timely execute and return to the Administrator a valid Waiver and Release Agreement;
(l)
the Employee works primarily in an office located in a country other than the United States and is entitled to severance benefits under the laws of such country or the policies of the company at which he/she is based and such severance benefits may not be waived; or

(m)
the Employee is offered a Comparable Position by, or accepts any position with, an employer with which the Company or any of its Affiliates has reached an agreement or arrangement under which the employer agrees to offer employment to the otherwise Eligible Employee.

The foregoing list of conditions is intended to be illustrative and may not be all inclusive; the Administrator will determine in the Administrator's sole discretion whether an Eligible Employee is eligible for severance pay and severance benefits under the Policy.

ARTICLE IV
PAY AND BENEFITS IN LIEU OF WARN NOTICE
4.1            Wage Payments.  If an Eligible Employee is entitled to advance notice of a "plant closing" or a "mass layoff" under the WARN Act or similar state law, but experiences a Triggering Event before the end of a WARN Notice Period, the Eligible Employee shall be entitled to receive pay until the end of the WARN Notice Period as if he/she were still employed through such date.  The pay under this Section 4.1 will be issued according to the normal payroll practices of the Employer and shall not be subject to the Waiver and Release Agreement.

4.2            Benefits.  An Eligible Employee described in Section 4.1 shall be entitled to benefits under Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, through the end of the WARN Notice Period on the same terms and under the same conditions as applied to the Eligible Employee immediately prior to the Triggering Event.  The benefits under this Section 4.2 are not subject to the Waiver and Release Agreement.
ARTICLE V
SEVERANCE PAY AND SEVERANCE BENEFITS
5.1            Generally.  In exchange for providing the Employer with an enforceable Waiver and Release Agreement, in accordance with Article VI, an Eligible Employee who terminates employment on account of a Triggering Event shall be eligible to receive severance pay and severance benefits as described below, subject to the terms of the Policy.  The consideration for the voluntary Waiver and Release Agreement shall be the severance pay and severance benefits the Eligible Employee would not otherwise be eligible to receive.
5.2            Amount of Severance Pay.  Severance pay shall be determined in accordance with the table below based on the Eligible Employee's "Band" classification.  The Band applicable to any Eligible Employee shall be determined by the Administrator, in its sole discretion, based on the Eligible Employee's job position relative to the job grading system in place for the applicable Employer, provided that an Eligible Employee's Band may not be reduced following a Change in Control.
Employment Classification	Minimum (Weeks of Pay)	Calculation (by Years of Service)	Maximum (Weeks of Pay)
CEO Direct Reports	52	N/A	52
VPs & Directors (Bands A & B)	16	If credited with more than 5 Years of Service, the severance pay shall be the sum of (i) the minimum Weeks of Pay, plus (ii) two weeks of pay for each Year of Service, up to the maximum Weeks of Pay.	52
Managers (Band C)	12	If credited with more than 5 Years of Service, the severance pay shall be the sum of (i) the minimum Weeks of Pay, plus (ii) two weeks of pay for each Year of Service, up to the maximum Weeks of Pay.	52
Professionals (Bands D & E)	8	If credited with more than 5 Years of Service, the severance pay shall be the sum of (i) the minimum Weeks of Pay, plus (ii) two weeks of pay for each Year of Service, up to the maximum Weeks of Pay.	52
All Others	6	If credited with more than 5 Years of Service, the severance pay shall be the sum of (i) the minimum Weeks of Pay, plus (ii) one week of pay for each Year of Service, up to the maximum Weeks of Pay.	52
Example 1:  The severance for a Band A employee with 5 Years of Service would be 26 weeks, which is the sum of (i) the 16 weeks' minimum severance, plus (ii) 10 weeks (2 weeks of severance for each Year of Service times 5 Years of Service).
Example 2:  The severance for a Band A employee with 4 Years of Service would be 16 weeks, which is the minimum amount of severance for a Band A employee.

Severance will be paid for the number of weeks determined under the above table in equal installments at regularly scheduled payroll intervals, provided the Eligible Employee has executed and submitted a Waiver and Release Agreement and the period during which the Employee is entitled to revoke the Waiver and Release Agreement has expired, with any such severance payments to commence, subject to Section 11.3, on the sixtieth (60) day following the Severance Date.  To the extent permitted by Section 409A of the Code, any severance payable to the Eligible Employee for the period following his/her Severance Date and the date payments commence shall be paid in a lump sum at the time installment payments commence.  To the extent permitted by Section 409A of the Code, in the sole discretion of the Administrator, severance may be paid in a lump sum within sixty (60) days following the Eligible Employee's Severance Date, provided the Eligible Employee has executed and submitted a Waiver and Release Agreement and the period during which the Employee is entitled to revoke the Waiver and Release Agreement has expired.  All legally required taxes and any sums owed the Employer shall be deducted from Policy severance pay.
Severance paid in installments on regularly scheduled payroll dates will continue to be payable upon the death of a former Eligible Employee who was receiving severance payments at the time of death.  The remaining payments will be made in a lump sum to the estate of the former Eligible Employee as soon as possible following death, but in no event later than two (2) years following termination of employment.
If an Employer reemploys an Eligible Employee who is receiving or has received severance pay and benefits under the Policy, the individual shall become ineligible and such pay and benefits shall cease effective as of the reemployment date.  Further, the former Eligible Employee must repay the portion of the severance pay attributable to the period that begins on the date the Eligible Employee was reemployed.  If the Administrator, in its sole discretion, determines that the former Eligible Employee's services address a critical business need, then the Administrator may provide that no such repayment is required.
5.3            Severance Benefits.
(a)
Medical, Dental and Vision Benefits Coverage Continuation.  Under federal health care continuation coverage law ("COBRA"), the Eligible Employee who is receiving health care coverage under an Employer-sponsored plan is entitled to elect health care continuation coverage under the applicable Employer health plan if his/her employment terminates for certain reasons.  Any of the Triggering Events would qualify the Eligible Employee to receive such continuation coverage, subject to the terms of the applicable health plan and governing law.  If an Eligible Employee experiences a Triggering Event before his/her WARN Notice Period (if applicable) expires, his/her COBRA rights begin when the WARN Notice Period expires.

If an Eligible Employee becomes eligible for severance pursuant to the Policy and elects health care continuation coverage under COBRA for the Eligible Employee and his or her eligible covered dependents equivalent to the coverage which they were receiving immediately prior to the Severance Date, for the Continuation Period (as defined below), the Company shall pay the full premium cost of such coverage, based on the prevailing rate (the "Prevailing COBRA Rate") charged by the Company to persons who elect similar health care continuation coverage under COBRA (the "Health Care Benefits"); provided, however, that the Health Care Benefits shall be reported by the Company as taxable income to the Eligible Employee to the extent reasonably determined by the Company to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Code Section 105(h).
For purposes of this Section 5.3(a), the term "Continuation Period" means the number of weeks of pay with respect to which the individual's severance pay is calculated; provided, however, that the Continuation Period shall cease at such time that the Eligible Employee is eligible to receive health care benefits under another employer-provided plan (but no repayment of any previously-paid premium shall be required).
All of the terms and conditions of Employer-sponsored medical, dental and vision benefit plans, as amended from time to time, shall be applicable to an Eligible Employee (and his/her eligible dependents, if applicable) participating in any form of continuation coverage under such Employer-sponsored medical, dental and vision benefit plans.  This Policy is not to be interpreted to expand an Eligible Employee's health care continuation rights under COBRA.  That is, continuation coverage under this Policy will run concurrent with (and not consecutive to) COBRA continuation coverage.  Continuation coverage under this Policy will not extend the maximum COBRA continuation coverage period applicable to an Eligible Employee or to his/her eligible coverage dependents.

(b)
Severance Bonus.  An Eligible Employee who, in the absence of an Involuntary Termination, would have been eligible to receive a bonus under any bonus plan or policy of the Employer or any Affiliate, shall receive a severance bonus pro-rated for the actual bonus payout to be paid at the regularly scheduled annual bonus payment date.  Such pro-rated severance bonus shall be paid at the same time that annual bonuses are generally payable under any such bonus plan or policy of the Company or the Affiliate, but in no event later than March 15 of the year following the year in which the Severance Date occurs, and shall be calculated in the same manner as applicable to employees of the Company and its Affiliates generally.

(c)	Long-Term Incentives. Long-term incentive payments shall be payable in accordance with the terms of any long-term incentive plan applicable to an Eligible Employee.
(d)
Career Transition Assistance.  A career transition assistance firm selected by the Administrator and paid for by an Employer shall provide career transition assistance as determined by the Administrator.  An Eligible Employee must begin the available career transition assistance services within sixty (60) days following his/her Severance Date.

ARTICLE VI
WAIVER AND RELEASE AGREEMENT
In order to receive the severance pay and severance benefits available under the Policy, an Eligible Employee must submit a signed Waiver and Release Agreement form to the Administrator on or within forty-five (45) days after his/her Severance Date or receipt of the Waiver and Release Agreement, whichever occurs later.  The required Waiver and Release Agreement will be limited to a release of the Company and its Affiliates from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Eligible Employee's execution of the Waiver and Release Agreement, including, but not limited to, any claims or actions arising out of or during the Eligible Employee's employment with the Company and/or separation of employment, including any claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301 et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Civil Rights Act and any and all other federal, state or local laws, and any common law claims now or hereafter recognized.  In no event will the Waiver and Release Agreement require the Eligible Employee to release claims regarding employee benefits or rights to indemnification, nor shall the Waiver and Release Agreement include restrictive covenants, including, without limitation, any regarding competition and solicitation of customers or employees.
An Eligible Employee may revoke his/her signed Waiver and Release Agreement within seven (7) days of his/her signing the Waiver and Release Agreement.  Notwithstanding any provision of this Policy to the contrary, in no event shall the timing of the Eligible Employee's execution of the Waiver and Release Agreement, directly or indirectly, result in the Eligible Employee designating the calendar year of any severance payment, and if a payment that is subject to execution of the Waiver and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.  Any such revocation must be made in writing and must be received by the Administrator within such seven (7) day period.  An Eligible Employee who timely revokes his/her Waiver and Release Agreement shall not be eligible to receive any severance pay or severance benefits under the Policy.  Eligible Employees shall be advised to contact their personal attorney at their own expense to review the Waiver and Release Agreement form if they so desire.

ARTICLE VII
ADMINISTRATOR
The Company, or any committee or individual as may be designated by the Company, shall administer the Policy (the "Administrator").  The Administrator may delegate to other persons responsibilities for performing certain of the Administrator's duties under the Policy.  Except as otherwise provided in the Policy and subject to Article VIII, the Administrator shall have the authority to construe the terms of the Policy, including, but not limited to, the making of factual determinations, the determination of questions concerning benefits, and the procedures for claim review.  In the event of a group termination, as determined in the sole discretion of the Administrator, the Administrator shall furnish affected Eligible Employees with such additional information as may be required by law.
ARTICLE VIII
CLAIMS FOR SEVERANCE BENEFITS
8.1            Claim for Benefits.  It is not necessary that an Eligible Employee apply for severance pay and severance benefits under the Policy.  However, if an Eligible Employee wishes to file a claim for severance pay and severance benefits, such claim must be in writing and filed with the Administrator.  If the Eligible Employee does not provide all the necessary information for the Administrator to process the claim, the Administrator may request additional information and set deadlines for the Eligible Employee to provide that information.  The Administrator will review a claim~~,~~ and will make a determination of the claim and provide notice of that determination within ninety (90) days of the date the written claim is submitted to the Administrator.
8.2            Benefits Review.  If the claim is completely or partially denied, the Administrator will furnish a written or electronic notice to the claimant that specifies the reasons for the denial, refers to the Policy provisions on which the denial is based, describes any additional information that must be provided by the claimant in order to support the claim, explains why the information is necessary, and explains the appeal procedures under the Policy.
8.3            Appeal Procedures.  A claimant may appeal the denial of his/her claim and request the Administrator reconsider the decision.  The claimant or the claimant's authorized representative may: (a) appeal by written request to the Administrator not later than sixty (60) days after receipt of notice from the Administrator denying his/her claim; (b) review or receive copies or any documents, records or other information relevant to the claimant's claim; and (c) submit written comments, documents, records and other information relating to his/her claim.  In deciding a claimant's appeal, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim.  If the claimant does not provide all the necessary information for the Administrator to decide the appeal, the Administrator may request additional information and set deadlines for the claimant to provide that information.

The Administrator will make a decision with respect to such an appeal within sixty (60) days after receiving the written request appeal.  The claimant will be advised of the Administrator's decision on the appeal in writing or electronically.  The notice will include the reasons for the decision, references to Policy provisions upon which the decision on the appeal is based, and a statement that the claimant is entitled to receive, upon request, reasonable access to, and copies of, all documents, records or other information relevant to the claimant's claim.  In no event shall a claimant or any other person be entitled to challenge a decision of the Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted.  No legal action may be brought more than six (6) months following the Administrator's final determination.  Following a Change in Control, all determinations of the Administrator will be subject to de novo review by a court of competent jurisdiction.
8.4            Legal Fees.  The Company (including any successor to the Company) will reimburse each Eligible Employee whose termination of employment occurs after the date of a Change in Control for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under this Policy (other than any such fees and expenses incurred in pursuing any claim determined by an arbitrator or by a court of competent jurisdiction to be frivolous or not to have been brought in good faith).
ARTICLE IX
AMENDMENT/TERMINATION/VESTING
The Company by written action of its Board of Directors or any duly authorized designee of the Board reserves the right to amend or to terminate the Policy at any time; provided, however, that following a Change in Control, no amendment or termination of the Policy shall adversely impact the rights of protections of an Eligible Employee under the Policy as of immediately prior to the amendment or termination, including, but not limited to, an amendment that would reduce the amount of severance pay or severance benefits, or change the time of payment of severance pay or benefits, or narrow the conditions under which severance pay or severance benefits are payable or limit the individuals who are eligible for severance pay or severance benefit sunder the Policy.  For the avoidance of doubt, the foregoing prohibition on amendment or termination of the Policy shall also apply to any amendment or termination of the Basic Severance Policy to the extent that it would adversely impact the rights or protections of an Eligible Employee under the Policy.

ARTICLE X \
CONFIDENTIAL INFORMATION
Recognizing that the disclosure or improper use of Confidential Information will cause serious and irreparable injury to an Employer, Eligible Employees with such access acknowledge that (i) they will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for their own benefit or the benefit of others and (ii) in addition to any other remedy permissible by law, payment of severance pay and severance benefits under the Policy shall cease if an Eligible Employee discloses or improperly uses such Confidential Information.  Any Eligible Employee subject to an individual confidentiality agreement or proprietary rights agreement with an Employer or any Affiliate will be deemed to violate the terms of this Article if he/she violates the terms of the individual confidentiality agreement or proprietary rights agreement.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1            Return of Property.  In order for an Eligible Employee to commence receiving severance pay and severance benefits under the Policy, (i) he/she shall be required to return all Employer property (including, but not limited to, Confidential Information, client lists, keys, credit cards, documents and records, identification cards, equipment, laptop computers, software, and pagers), and (ii) repay any outstanding bills, advances, debts, amounts due to an Employer, as of his/her Severance Date.  To the extent the Eligible Employee has any Employer property stored electronically (including, but not limited to, in the form of email) on his/her personal computer, in a personal email account, on a personal storage device, or otherwise, such Eligible Employee shall promptly provide copies of all such information to the Employer and thereafter permanently delete or otherwise destroy the Eligible Employee's personal copy.
All pay and other benefits (except Policy severance pay and severance benefits) payable to an Eligible Employee as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be paid in accordance with the terms of those established policies, plans and procedures.  In addition, any benefit continuation or conversion rights which an Eligible Employee has as of his/her Severance Date according to the established policies, plans, and procedures of the Employer shall be made available to him/her.
11.2            No Assignment.  Severance pay and severance benefits payable under the Policy shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay and severance benefits to be so subjected shall not be recognized, except to the extent required by law.
11.3            Code Section 409A Compliance.
(a)
General.  It is intended that payments and benefits made or provided under this Policy shall not result in penalty taxes or accelerated taxation pursuant to Code Section 409A.  Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Code Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Policy shall be treated as a separate payment of compensation for purposes of applying the exclusion under Code Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Code Section 409A.  All payments to be made upon a termination of employment under this Policy may only be made upon a "separation from service" under Code Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on an Eligible Employee pursuant to Code Section 409A.  In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under this Policy, and to the extent required by Section 409A of the Code, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that the Eligible Employee executes the Waiver and Release Agreement) shall be paid in the later taxable year.

(b)
Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Policy, all reimbursements and in-kind benefits provided under this Policy that are subject to Code Section 409A shall be made in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during an Eligible Employee's lifetime (or during a shorter period of time specified in this Policy); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)
Delay of Payments.  Notwithstanding any other provision of this Policy to the contrary, if an Eligible Employee is considered a "specified employee" for purposes of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Code Section 409A that is otherwise due to the Eligible Employee under this Policy during the six-month period immediately following the Eligible Employee's separation from service (as determined in accordance with Code Section 409A) on account of the Eligible Employee's separation from service shall be accumulated and paid to an Eligible Employee on the first business day of the seventh month following his separation from service (the "Delayed Payment Date").  If an Eligible Employee dies during the postponement period, the amounts and entitlements delayed on account of Code Section 409A shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Eligible Employee's death.

11.4            Representations Contrary to the Policy.  No employee, officer, or director of an Employer has the authority to alter, vary, or modify the terms of the Policy except by means of an authorized written amendment to the Policy.  No verbal or written representations contrary to the terms of the Policy and its written amendments shall be binding upon the Policy, the Administrator, or an Employer.

11.5            No Employment Rights.  This Policy shall not confer employment rights upon any person.  No person shall be entitled, by virtue of the Policy, to remain in the employ of an Employer and nothing in the Policy shall restrict the right of an Employer to terminate the employment of any Eligible Employee or other person at any time.
11.6            Policy Funding.  No Eligible Employee shall acquire by reason of the Policy any right in or title to any assets, funds, or property of the Employer.  Any severance pay, which becomes payable under the Policy is an unfunded obligation and shall be paid from the general assets of the Company.  No employee, officer, director or agent of the Employer personally guarantees in any manner the payment of Policy severance pay and severance benefits.
11.7            Applicable Law.  This Policy shall be governed and construed in accordance with the laws of the State of Michigan without regard to its conflicts of law provisions.
11.8            Severability.  If any provision of the Policy is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Policy shall continue in full force and effect.